EXHIBIT 99.1 PRESS RELEASE

Greg Koler Named Interim CEO/CFO of Infinium Labs

Bachus Leaves to Pursue Other Opportunities

SEATTLE, Washington, November 21, 2005 -- The Board of Directors of Infinium Labs, Inc. (OTC Bulletin Board: IFLB) announced that Greg Koler has been appointed as interim CEO, CFO, President and as a director of Infinium Labs following the resignation of Kevin Bachus last week. "I'd like to thank Kevin for his past support and wish him well with his future endeavors. A lot of that support has helped put our operational planning on track and has helped create awareness for the company in the industry," commented Koler. Mr. Koler has been a full-time consultant handling communications, channel and investment strategies in Europe for
Infinium since June 2004.

"Greg Koler is a welcome addition to the Infinium Labs US operations," said Richard Angelotti, Director, Infinium Labs. " From the perspective of the U.S. and international markets, Mr. Koler's extensive corporate experience and practical knowledge in the games industry will be fundamental to our ability to successfully address the challenges we face at this pivotal juncture in our company's evolution. Greg is known and respected by his management peers for his insightful industry views and his clear, concise and candid industry operational commentary", continued Angelotti.

Koler, 49, brings a wealth of over 15 years of sector specific skills around broadband gaming content and interactive TV services space, first as a consultant for Softbank (R) Broadband media Europe and Japan, a games service and system provider to broadband network operators in Europe, Japan and the USA. He also served in a similar capacity for television broadcast and satellite set-top box manufacture FTA Communication Technologies, and mobile provider Vox Mobile Communications in Luxembourg.

Previously, Koler was general manager at Infomedia S.A., Luxembourg, a European subsidiary of Gemstar TV Guide International, Inc., where he was responsible for five sales business units in Europe of the US parent company. Prior to that, he was strategic sales director for TDK Recording Media Europe, a global publisher of entertainment software for consoles and PCs.

Under Koler's licensing-based strategy, TDK Mediactive entered the console and PC games market and grew video game net revenue from zero to over $42 million in less than three years.

Koler was also a founding director of Sony Computer Entertainment Europe. Koler has a bachelor's degree in business administration from the University of California, Berkeley.

About Infinium Labs

Infinium Labs (OTCBB:IFLB) is in development of The Phantom Game Service, anticipated to be the first end-to-end, on-demand game service for delivery to the living room. Delivered over broadband, the Phantom Game Service is designed to offer casual and avid gamers a broad library of titles, available anytime, day or night.

For more information, please visit http://www.phantom.net.

Safe Harbor Statement

Certain statements included in this press release may constitute forward-looking statements. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: the development of the Infinium Labs technology, ability to secure additional financing, the successful marketing and distribution of the Phantom Game Service, acceptance by the market of Infinium Labs, products and technology, competition and timing of projects and trends in the gaming industry, as well as other factors expressed from time to time in filings Infinium Labs will make with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with periodic filings Infinium Labs makes with the SEC. The forward looking statements contained herein are made only as of the date of this press release, and Infinium Labs undertakes no obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

SOURCE Infinium Labs, Inc.